UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2026

Entera Bio Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	001-38556	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

Kiryat Hadassah, Minrav Building – Fifth Floor, Jerusalem, Israel 9112002
(Address of principal executive offices) (Zip Code)

+972-2-532-7151
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of NIS 0.0000769	ENTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2026, Entera Bio Ltd., a company organized under the laws of the State of Israel (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with funds affiliated with BVF Partners LP (collectively, the “Purchaser”), providing for the private placement (the “Private Placement”) to the Purchaser of an aggregate of 7,827,789 units (collectively, the “Units”), each Unit consisting of (i) one ordinary share, par value NIS 0.0000769 per share, of the Company (an “Ordinary Share”) (or, in lieu thereof, one pre-funded warrant to purchase one Ordinary Share (the “Pre-Funded Warrants”)) and (ii) one warrant to purchase one and a half Ordinary Shares (the “Ordinary Share Warrant”), for aggregate proceeds of approximately $10.0 (or $1.2775 per Unit). The closing of the Private Placement occurred on April 2, 2026 (the “Closing Date”).

The Purchaser elected to receive a combination of Ordinary Shares and Pre-Funded Warrants in lieu of Ordinary Shares. The Pre-Funded Warrants may not be exercised if the aggregate number of Ordinary Shares beneficially owned by the holder thereof, together with its affiliates, would exceed 4.99% immediately after exercise thereof, subject to increases not in excess of 19.99% at the option of the holder. Each Pre-Funded Warrant has an exercise price of NIS 0.0000769 per Ordinary Share, is immediately exercisable and may be exercised at any time and has no expiration date, and is subject to customary adjustments.

Each Ordinary Share Warrant has an exercise price of $1.24 per share, becomes exercisable six months following the Closing Date, expires five years from the date of issuance, and is subject to customary adjustments. The Ordinary Share Warrants purchased by the Purchaser contain a provision pursuant to which such Ordinary Share Warrants may not be exercised if the aggregate number of Ordinary Shares beneficially owned by the holder thereof, together with its affiliates, would exceed 4.99% immediately after exercise thereof, subject to increases not in excess of 19.99% at the option of the holder. Subject to the availability of an effective registration statement with respect to the resale of the Ordinary Shares issuable upon exercise of the Ordinary Share Warrants, such warrants may be exercised only for cash.  If all Ordinary Share Warrants were exercised for cash, then the Company would expect to receive additional proceeds of approximately $14.5 million.

The Company intends to use the net proceeds from the Private Placement to support activities related to initiation of the Company’s phase 3 registrational study of EB613 in postmenopausal women with osteoporosis and for general working capital and corporate purposes.

The securities issued to the Purchaser under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Purchaser, including that the Purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

The sale of the securities pursuant to the Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or a solicitation of an offer to buy the securities described herein or therein.

On the Closing Date, the Company and the Purchaser entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission no later than 30 days following the Closing Date, to register the resale of the Ordinary Shares included in the Units and Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Ordinary Share Warrants. The Company has agreed to use its reasonable best efforts to have such registration statement declared effective as promptly as possible after the filing thereof. Holders of the Ordinary Share Warrants and the Pre-Funded Warrants may exercise such warrants on a cashless basis at such time as there is no effective registration statement with respect to the resale of the Ordinary Shares issuable upon exercise thereof.

The foregoing description of the Purchase Agreement, the Pre-Funded Warrants, the Ordinary Share Warrants and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of April 1, 2026, by and between Entera Bio Ltd. and the purchaser party thereto.
10.2	Form of Pre-Funded Warrant.
10.3	Form of Ordinary Share Warrant.
10.4	Registration Rights Agreement, dated as of April 2, 2026, by and among Entera Bio Ltd. and the purchaser party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERA BIO LTD.

Date: April 3, 2026	By:	/s/ Miranda Toledano
Name: Miranda Toledano Title: Chief Executive Officer